Exhibit 99.1

Advanced Marketing Services, Inc. Names New President/Chief Executive Officer and Chief Financial Officer

     SAN DIEGO--(BUSINESS WIRE)--April 12, 2004--Advanced Marketing Services, Inc. (NYSE:MKT), a leading distributor of general interest, computer and business books and books on tape to the membership warehouse club industry and other specialty retailers, today announced that Charles Tillinghast has been named President and Chief Executive Officer. Mr. Tillinghast, who is now Chairman of the Board, was the President and Chief Executive Officer of Advanced Marketing Services ("AMS") since the company's founding in 1982 until 1996. The AMS Board of Directors also named Bruce Myers as the Company's Chief Financial Officer. Mr. Myers has recently been providing high-level accounting advice to AMS and the independent directors. In addition, Bob Bartlett, one of AMS's independent Directors, has been named the company's Non-Executive Chairman of the Board. The Board of Directors also accepted the resignation of Michael Nicita, who had served as President and CEO, and Edward Leonard, who had been the Company's Chief Financial Officer.
     "The Board of Directors is gratified that Charlie has agreed to return to the helm of AMS -- a helm that he so capably commanded from the Company's founding in 1982," said Trygve Myhren, Chairman of the AMS Board's Governance and Nominating Committee. "The Board of Directors is confident that Charlie will preserve and enhance our culture of service to our customers and publishers, leading AMS to even greater growth and success in our future."
     "I believe in this Company, and that is why I agreed to the Board's request that I return," said Charles Tillinghast, AMS's new President and CEO. "I am committed to doing whatever is necessary -- and to working as long and as hard as I must -- to develop the principles on which AMS was built: Service for our customers and publishers, as well as value for our investors. Our entire organization will emphasize what we do best: thoroughly understanding the book wholesaling and distribution businesses and harnessing technology to provide our customers and publishers with the best service and the best opportunity to maximize their business."
     "We thank Mike and Ed for their service to AMS," said Bob Bartlett, the AMS independent director who is the Company's new Non-Executive Chairman of the Board. "Now we look forward to a renewed commitment by every employee of our Company and by every member of our Board to the principles of customer and publisher service and stockholder value."
     The Company will hold an analyst call at 4:30 p.m. EDT (1:30 p.m. PDT) on Tuesday, April 13, 2004, to discuss this announcement. In order to join the analyst call, dial 973-321-1030 ("listen only" mode). Please dial in 15 minutes prior and give the password "Update" to the operator. A replay of the call will be available within two hours following the conference, through midnight April 18, 2004, by dialing 973-341-3080 (Pin Number: 4689832).

     Charles Tillinghast

     Mr. Tillinghast has served as Chairman of the Board of Directors since November 1994. He served as Chief Executive Officer of the Company from November 1994 until December 1996; prior to that, Mr. Tillinghast served as President, Chief Executive Officer and as a Director of the Company since its inception in 1982. He served as President of Oak Tree Publications, Inc. from 1976 until 1981 and as President of CRM, a diversified publishing company from 1971 through 1975. Mr. Tillinghast was employed by Boise Cascade Corporation for ten years, where he served in various management positions, including Senior Vice President from 1971 to 1973.

     Bruce Myers

     Mr. Myers is a proven, highly successful financial executive with a professional background in technology and distribution businesses that serve commercial and government customers in international markets. Mr. Myers has been working with AMS through his consulting practice, Myers Consulting, which is based in San Diego. He has previously served as the Chief Financial Officer and Executive Vice President of Pharmacopeia, Inc., Chief Financial Officer and Secretary of the Board of the GTI Corporation and Chief Financial Officer and Interim Chief Operating Officer of Photomatrix, Inc. Mr. Myers began his career as a Senior Audit Manager at Arthur Anderson & Co. where he worked from 1977 to 1989. He is a graduate of the University of Virginia and is a member of the American Institute of Certified Public Accountants.

     Robert Bartlett

     Mr. Bartlett has been a Director of the Company since April 1994. He recently retired as Managing Director of Combined Resources International, a picture frame manufacturing company. Mr. Bartlett has many years of experience in the warehouse club industry, having served as Vice President, Divisional Manager of Anderson Chamberlain, a warehouse club manufacturer's representative firm (1993-1995); Senior Vice President of Merchandising, Operations, Traffic and Distribution, SourceClub, Inc. (1991-1993); Executive Vice President of Merchandising, Traffic and Distribution, The Wholesale Club, Inc. (1990-1991); and Executive Vice President of Merchandising, Traffic and Distribution, The Price Club (1981-1990).

     About Advanced Marketing Services, Inc.

     Headquartered in San Diego, CA, AMS is a leading global provider of customized wholesaling, distribution and custom publishing services to the book industry. The Company provides a full range of value-added services that provide AMS customers with book-buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. The Company's proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists efficiently and effectively to manage global book distribution systems for the benefit of its warehouse clubs and book store customers. The Company has extensive operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,400 people worldwide.

     Recent public announcements about the Company are available both on the Company's Web site, www.advmkt.com, and on Business Wire, www.businesswire.com.

     Forward-looking statements in this public announcement are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties. Certain important factors could cause results to differ materially from those anticipated in the forward-looking statements, including risk factors that are discussed in the period reports that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements include, but are not limited to, the following:

     -- The effect of the appointments of the new Chief Executive Officer and President, Chief Financial Officer and Non-Executive Chairman on the company.

     --   The effect of the changes in the Board of Directors on the company.


     CONTACT: Advanced Marketing Services, Inc.
              Chuck Williams, 858-450-3545
              chuckw@advmkt.com